 RealSource Residential 8-K
EXHIBIT 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. _______	U.S. $________________.00

Form of
REALSOURCE RESIDENTIAL, INC.

12% SERIES A SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE
DUE __________, 2015

THIS PROMISSORY NOTE is one of a duly authorized issue of notes of RealSource Residential, Inc., a Nevada corporation, having a principal place of business at 2089 Fort Union Blvd., Salt Lake City, UT 84121 (the “Company”) designated as 12% Series A Senior Unsecured Convertible Promissory Notes due ________, 2015 (the “Notes”), in an aggregate principal amount of up to $2,000,000 (with no aggregate minimum offering amount and with a Company option for an additional $250,000).

This Note is purchased by the initial Holder (as defined herein) pursuant to the terms of that certain Executive Summary/Risk Factor Booklet of the Company (such document and any amendments or supplements thereto prepared and furnished by the Company, being referred to herein as the “Executive Summary”), and the Subscription Agreement, between the Company and the initial Holder of this Note, as amended, modified or supplemented from time to time in accordance with its terms (the “Subscription Agreement”).

FOR VALUE RECEIVED, the Company promises to pay to _________________________, the registered holder hereof, and such party’s successors and assigns (the “Holder”), the principal sum of _________________________________ Dollars ($__________.00) on or prior to ___________, 2015 as provided hereunder (the “Maturity Date”) and to pay interest to the Holder on the principal sum at the rate of 12% per annum, which interest shall be payable on the Maturity Date and on any Conversion Date (as defined in Section 4) with respect to such principal amount then outstanding hereunder.

Interest shall accrue daily at the aforesaid annual interest rate commencing on the Original Issue Date (as defined in Section 4) until payment in full of the principal amount of this Note, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.  Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed.  Interest hereunder will be paid to the person in whose name this Note (or one or more predecessor Notes) is registered on the records of the Company regarding registration and transfers of the Notes (the “Note Register”).

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Except as provided for herein, the principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Note Register.

Prior to the Maturity Date, upon 15 days prior written notice to the Holder, the Company may elect to prepay this Note in whole, without premium or penalty but with accrued interest to the date of prepayment on the amount prepaid.

This Note is not secured.

This Note is subject to the following additional provisions:

1.         Investment Representations.  This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable law.  Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2.         Events of Default.

(a)          When used herein, the term “Event of Default” means any one of the following events:

(i)           any default in the payment of the principal of or interest on this Note, as and when the same shall become due and payable in accordance with the terms hereof;

(ii)          the Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any breach of, this Note or the Subscription Agreement, and such failure or breach shall not have been remedied within thirty (30) days after the date on which notice of such written failure or breach shall have been received by the Company;

(iii)         (A) the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the “Bankruptcy Code”); or (B) an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within 30 days, or is not dismissed within 90 days, after commencement of  such involuntary case; or (C) a “custodian” (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company which continues undischarged or unstayed for a period of 90 days; or (D) the Company is adjudicated insolvent or bankrupt; or (E) any order of relief or other order approving any such case or proceeding is entered; or (F) the Company makes a general assignment for the benefit of creditors; or (G) the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (H) the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

(iv)         the Company shall become a party to any Change of Control Transaction (as defined in Section 5).

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(b)          If any Event of Default occurs and is continuing, the full principal amount of this Note, together with accrued interest and other amounts owing in respect thereof, to the date of acceleration shall become, immediately due and payable in cash.  Interest shall continue to accrue on the amount due hereunder beginning from the seventh day after an Event of Default is declared through the date of payment in full thereof at the rate of 12% per annum.  All Notes and Underlying Shares (as defined herein) for which the full repayment price hereunder shall have been paid in accordance herewith shall be promptly surrendered to or as directed by the Company.  Following an Event of Default, the Holder need not provide, and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.  The rights of the Holder in this Section 2 shall be pari passu with other Holders.

3.         Conversion.

(a)           Optional Conversion.  The Holder shall have the following conversion rights with respect to this Note:

(i)            Right to Convert.

(A)          Conversion Ratio.  The entire (but not part of) principal amount of this Note, together with accrued interest thereon (subject to Section 3(a)(i)(C) below), shall be convertible, at the option of the Holder, into shares of fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at any time after the date of issuance of this Note.  In such event, the number of fully paid and nonassessable shares of Common Stock to be issued upon conversion (the “Conversion Shares”) shall equal: (1) the principal amount of this Note and the accrued interest thereon divided by (2) $0.50 (the “Conversion Price”).

(B)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall have the right in its discretion to either (1) pay cash equal to such fraction multiplied by the Fair Market Value (as defined herein) of a share of Common Stock, or (2) round up such fractional share to the nearest whole number.

(C)           Cash for Interest.  Notwithstanding the provisions of Section 3(a)(i)(A) above, at the time of conversion of this Note, the Company shall have the right in its discretion to pay any accrued interest on this Note in cash in lieu of Conversion Shares.

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(ii)           Mechanics of Conversion.

(A)           Notice of Conversion.  In order for a Holder to voluntarily convert this Note into Conversion Shares, the Holder shall surrender this Note (or, if such Holder appearing in the Note Register alleges that the Note has been lost, stolen or destroyed, a lost note affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such Note), at the principal office of the Company, together with written notice that the Holder elects to convert the Note.  Such notice shall state the Holder’s name or the names of the nominees in which the Holder wishes the certificate or certificates for Conversion Shares to be issued.  If reasonably required by the Company, a Note surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered Holder or his, her or its attorney duly authorized in writing.  The close of business on the conversion date set forth in the notice to be provided pursuant to this Section 3(a)(ii)(A) shall be the time of conversion (the “Conversion Time”), and the Conversion Shares issuable upon conversion of this Note shall be deemed to be outstanding of the Conversion Time.  The Company shall, as soon as practicable after the Conversion Time: (1) issue and deliver to the Holder or to his, her or its nominees, a certificate or certificates for the Conversion Shares issuable upon such conversion in accordance with the provisions hereof, (2) pay in cash, if applicable, such amount as provided in Section 3(a)(i)(B) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (3) if elected by the Company, pay in cash any accrued interest due under the Note as provided in Section 3(a)(i)(C).

(B)           Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Notes, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(C)           Effect of Conversion.  Any Note which has been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Note shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive (i) Conversion Shares in exchange therefor, (ii) payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3(a)(i)(B), and (iii) if applicable, payment of any interest pursuant to Section 3(a)(i)(C).

(D)           No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid interest surrendered for conversion (or paid in cash as the case may be) or on the Common Stock to be delivered upon conversion.

(iii)          Taxes.  The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of the Conversion Shares upon conversion of this Note.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the Note so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

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(b)           Adjustment for Stock Splits, Dividends and Combinations.

(A)         If the Company shall at any time or from time to time after the Purchase Date effect a subdivision, combination or similar event (a “Split Event”) of the outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of this Note and the Conversion Price in effect immediately before the Split Event shall be proportionately adjusted so that the shares of Common Stock issuable will adjust in proportion to such increase or decrease in the shares of Common Stock outstanding following the Split Event, and the Conversion Price shall adjust so that the aggregate Conversion Price shall be the same as if a conversion of the Series A Stock was effected immediately prior to the Split Event.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B)           Adjustment for Dividends and Distributions.  In the event the Company at any time or from time to time after the Purchase Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Holders of Notes simultaneously receive a distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Notes had been converted into Common Stock on the date of such event.

(C)           Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by this Section 3(b)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the principal and interest under this Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of this Note immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction

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(c)           Mandatory Conversion.

(i)            Trigger Event.  In the event that the 90-day trailing volume weighted average public price per share of the Common Stock exceeds $1.50 at any time during the term of this Note, this Note and all other Notes shall automatically and without any further action required convert at the then applicable Conversion Price.

(ii)           Procedural Requirements.  All holders of record of Notes shall be sent written notice 10 days prior to the occurrence of any of the transactions set forth in Section 3(c)(i) and the place designated for mandatory conversion of all such Notes pursuant to this Section 3(c).  Upon receipt of such notice, the Holder shall surrender his, her or its Note (or, if such Holder alleges that the Note has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such Note) to the Company at the place designated in such notice.  If reasonably required by the Company, Notes surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Notes converted pursuant to Section 3(c)(i), including the rights, if any, to receive notices (other than as a holder of Common Stock), will terminate automatically upon the occurrence of any of the transactions set forth in Section 3(c)(i) (notwithstanding the failure of the Holder to surrender this Note at or prior to such time or the failure by the Company to provide the notice specified by this Section 3(c)(ii)).  The date of the occurrence of any of the transactions set forth in Section 3(c)(i) shall also be deemed as the Conversion Time.  As soon as practicable after any of the transactions set forth in Section 3(c)(i) and the surrender of the Note (or lost Note affidavit and agreement), the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of Conversion Shares issuable on such conversion in accordance with the provisions hereof, together with cash, if applicable, as provided herein in lieu of any fraction of a share of Common Stock or interest.

4.           Definitions.  As used herein, the following capitalized terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the consummation of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Board of Directors on the date hereof in one or a series of related transactions or (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction, the holders of the Company’s securities continue to hold at least 50% of such securities following such transaction.

“Fair Market Value” shall be determined based upon the average closing price of the Common Stock on the five (5) days prior to the date the Fair Market Value is determined.

“Original Issue Date” shall mean the date of the issuance of this Note.

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“Person” means a corporation, an association, a partnership, a limited liability company, any other entity (including any trust), an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

5.           Payment Unconditional.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct obligation of the Company.  This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Executive Summary and the Subscription Agreement.

6.           No Rights as Shareholder.  This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless, until and to the extent converted into shares of Common Stock in accordance with the terms hereof.

7.           Lost Notes.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

8.           Governing Law, Notices, etc.  All questions concerning the governing law, construction, validity, enforcement and interpretation of this Note shall be determined in accordance with the provisions of the Subscription Agreement.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

9.           No Waiver, etc.  Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.

10.         Amendments.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the face value of the then outstanding Notes.

11.         Waiver of Presentment.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.         Currency.  All payments with respect to this Note shall be made in lawful money of the United States of America, at the address last appearing on the Note Register of the Company as designated in writing by the Holder hereof from time to time.  The forwarding by the Company of such funds shall constitute a payment of principal and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such payment.

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13.         Successors and Assigns.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company.  Any permitted assignment shall be undertaken pursuant to agreements of transfer approved by the Company.  The principal and any accrued but unpaid interest of this Note is payable only to the registered Holder of this Note in the Note Register.

14.         Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

15.         Business Days.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

REALSOURCE RESIDENTIAL, INC.

By:
Name:
Title:
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